                                                                     EXHIBIT 2.4



                            DATED January 22, 1998
                            ----------------------


              (1)  LUCAS INDUSTRIES plc

              (2)  PRESTOLITE ELECTRIC INCORPORATED



                               A G R E E M E N T
                               -----------------

                       for the sale and purchase of the
                        entire issued share capital of
               Lucas Holdings South Africa (Proprietary) Limited




Eversheds
10 Newhall Street
Birmingham
B3 3LX
Tel:  0121 233 2001
Fax:  0121 236 1583
DX 13004
Ref: SL/36

THIS AGREEMENT is made on January 22, 1998

BETWEEN:

(1) LUCAS INDUSTRIES plc whose registered office is at Stratford Road, Solihull B90 4LA

(2) PRESTOLITE ELECTRIC INCORPORATED whose principal place of business is at 2100, Commonwealth Boulevard, Ann Arbor, Michigan, 48105, USA

1.  INTERPRETATION
------------------

    In this Agreement:

    1.1 the following expressions have the following meanings unless inconsistent with the context:

          Expression                         Meaning
          ----------                         -------
          "the Accounting Principles"        The accounting policies and principles as set
                                             out in Schedule 4

          "the Ancillary Agreements"         The meaning attributed to that expression in the
                                             Umbrella Agreement

          "Associated Company"               Any person which is either a holding company (whether
                                             direct or indirect) or a subsidiary company

          "the Associated Documents"         The meaning attributed to that expression in the
                                             Umbrella Agreement

          "Business Day"                     Any day (other than Saturday or Sunday) on which Banks
                                             in the Republic of South Africa

                                             are open for a full range of banking transactions

          "the Company"                      Lucas Holdings South Africa (Proprietary) Limited,
                                             registration number 05/37914/07

          "Completion"                       Completion of the sale and purchase hereby agreed in
                                             accordance with clause 5 and the expression

          "the Completion Date"              shall be construed accordingly

          "the Consideration"                The consideration for the sale of the Shares being a
                                             sum equal to Shareholders Funds at Completion calculated
                                             in accordance with clause 3 plus the sum of (Pounds)941,000

          "consistently applied"             With reference to any particular asset, liability, income or expenditure, to the extent not provided to the contrary in the
                                             Accounting Principles, applied on the bases of practices and methods consistent with those used in the preparation of the
                                             Accounts (as defined in Schedule 3)

          "the Disclosure Letter"            The letter having the same date as this Agreement from the
                                             Vendor to the Purchaser qualifying the Warranties

          "the Distribution Agreement"       The distribution agreement in the agreed terms between Lucas
                                             Aftermarket Operations a division of Lucas Limited and Lucas
                                             Automotive (Proprietary) Limited

         "the English Sale Agreement"        The meaning attributed to that expression in

                                             the Umbrella Agreement

          "Environment"                      The aggregate of surrounding objects conditions and influences that influence the life and habits of human beings or any other organism or collection of organisms and "Environmental" shall have a corresponding meaning

          "Environmental Claims"             Save as set out in the Environmental Indemnity Exceptions Letter
                                             any action, demand, demand letter, claim, notice of non-compliance or violation, notice of liability,  proceeding, consent order or consent agreement (including investigation , corrective and remedial action costs for works required by any competent authority or governmental body of competent jurisdiction) in respect of an act or omission of any Group Member prior to Completion relating in any way to any Environmental Law, Environmental Permit or Hazardous
                                             Substances or the generation, transportation, placement, storage, discharge, treatment, use and/or disposal by the Company and/or by any other person of any Hazardous Substances or other materials the cause of which arose prior to the Completion Date in and/or on and/or from, as the case may be, any site and/or facility and/or at the Property
                                             SAVE THAT any Environmental Claims arising from an Environmental Law not in effect at the date of this Agreement shall be

                                             limited to all costs of remedial or clean-up action incurred by the
                                             Purchaser or any Group Member in order to meet the minimum requirements of any competent authority and arising in consequence of the condition of the Property prior to or at Completion or arising from the activities of any Group Member or its predecessors in title at the Property prior to Completion; for the purposes of this definition it is agreed that the expression "remedial and clean-up action" shall be limited to appropriate treatment of contaminated material, whether by destruction, removal, containment or otherwise but shall not include costs associated with the continued
                                             operation of Environmental Permits or the general operational requirements of the business

          "the Environmental Indemnity
           Exceptions Letter"                The letter from the Vendor to the Purchaser having the same date as this
                                             Agreement setting out matters which are relevant for the purposes of liability under the Environmental Indemnity

          "Environmental Law"                Any statute, legislative or other measure now in effect or in effect by the fifth anniversary of this Agreement as is and to the extent (in accordance with current policy and practice) or would be and to the extent (in accordance with the policy and practise prevailing at that time) enforced by the relevant statutory authority  following judicial or administrative


                                             interpretation including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources or any other provincial or local law, as is now in effect or as may be amended, modified, enacted, ratified or which otherwise may become applicable by the fifth anniversary of this Agreement  and the expression "Environmental Law" shall also include any statute, legislative or other measure not in effect by the fifth anniversary of this Agreement but under formal consideration at that time by any competent authority or governmental body of competent jurisdiction and which in the light of the circumstances then prevailing is reasonably likely to be brought into effect and which is subsequently brought into full force and effect (to the intent and effect that the relevant authorities are implementing and enforcing the same) by the sixth anniversary of this Agreement
                                             ("the Potential Legislation") AND IT IS HEREBY AGREED that the Potential
                                                                           -----------------------
                                             Legislation may only give rise to an Environmental Claim if written notice of such Potential Legislation is given to the Vendor by the Purchasers on or before the fifth anniversary of this Agreement.

          " Environmental Permit"            Any permit, approval, identification number, license or other authorisation required by any

                                             party under any applicable Environmental Law, bylaws and/or regulations, as the case may be

          "the Environmental Indemnity"      The indemnity as to environmental issues contained in clause 6.2.1

          "the Exchange Rate"                R7.5 to (Pounds)1 sterling

          "Fines"                            Fines and penalties which the Company or any of its subsidiaries becomes liable to pay to any governmental or regulatory authority or department as a result of  a violation by, or other non-compliance on the part of, the Company or any of its subsidiaries or any of their respective agents for whose acts or omissions the Company or the relevant subsidiary is vicariously liable (or where the Company or its relevant subsidiary is liable to indemnify such agent such amounts for which the Company or the relevant subsidiary is liable to pay in indemnification of such agent) of  or with any law (including any statutory or regulatory provisions but excluding any Environmental Law as to which the provisions of clause 6.2.1 shall exclusively apply) applicable to the Company or the relevant subsidiary at Completion  and any other payment in the nature of a fine or penalty which the Company or any of its subsidiaries becomes liable to make to any such authority or department as a result of any such violation or non-
                                             compliance where and

                                             to the extent that in either or any such event such violation or non-compliance occurred prior to the Completion Date.

          "the Fixed Asset Amount"           (Pounds)1,478,000

          "the Fixed Assets"                 The fixed assets, including property, plant, equipment and tooling shown for the purposes of illustration only in the pro forma statement which appears in Schedule 5

          "the Group"                        Together the Company and each other company details of which are set out in Schedule 1 Part 2

          "Group Member"                     Any company which is a member of the Group

          "Hazardous Substances"             Any materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a hazardous waste in terms of the Hazardous Substances Act No 15 of 1973 and/or any other applicable national, provincial and/or local legislation, bylaws and/or regulations

          "Incremental Cost"                 In relation to any repair or replacement, the cost of performing such repair or replacing such product (which shall not for the avoidance of doubt include any apportionment of any fixed cost or overhead for which the relevant Group Member would have been liable or would have incurred had it not been obliged to carry out such repair or replacement) less the net scrap or core value (as appropriate) of the replaced product or as the case may be materials actually recovered by the Purchaser or the relevant Group Member after allowing for all costs of recovery

          "the Capped Indemnities"           All indemnities given by the Vendor under this Agreement (other than the Uncapped Indemnities)

          "the Uncapped Indemnities"         The indemnities given by the Vendor in clauses 6.1 and 7.1 of this
                                             Agreement and the indemnities dealing with expenses and the like contained in each of clauses 4.5.4, 4.6, 4.7 and 5.5

          "the Indemnities"                  The Capped Indemnities and the Uncapped Indemnities taken together

          "Lucas Competitor"                 Bosch, Magneti Marelli and Valeo, and any Associated Company of any
                                             such entity

          "the Lucas Group"                  LucasVarity, and any subsidiary or subsidiary undertaking of LucasVarity for the time being but excluding the Group

          "the Other Sale Agreements"        The Argentinean Sale Agreement, the English Sale Agreement, (as each such expression is defined in the Umbrella Agreement) and the LAO
                                             Sale and Transition Agreement, one of the Ancillary Agreements (as
                                             defined in the Umbrella Agreement)

          "the Other Warranties and          The Warranties and Capped Indemnities on

          Other Capped Indemnities"          the part of the relevant vendor contained in each of the Other Sale Agreements

          "the Property"                     The property specified in Schedule 2 and each and every part of such
                                                                       ==========
                                             property

          "the Provisional Consideration"    The sum of (Pounds)4,325,000, of which (Pounds)3,384,000 is the estimated Shareholders Funds at 15th December 1997

          "the Purchaser"                    Prestolite Electric Incorporated, a Delaware Corporation

          "the Purchaser's Group"            The Purchaser, any subsidiary or subsidiary undertaking of the Purchaser, any holding company of the Purchaser and any subsidiary or subsidiary undertaking of such holding company

          "the Purchaser's Lawyers"          Werksmans of Werksmans Chambers, 22 Girton Road, Parktown 2193,
                                             Johannesburg, Republic of South Africa and Brobeck Phleger &
                                             Harrison LLP of One Market Plaza Spear Street Tower San Francisco
                                             CA 94105

          "the Sale Agreements"              The meaning attributed to that phrase in the Umbrella Agreement

          "Shared IP"                        Except as specifically described in and licensed to the Company or any Group Member by any of the Ancillary Agreements all
                                             intellectual property rights (whether registered or unregistered)
                                             other than trade marks owned by the Vendor or any other member of the Lucas Group and used by the

                                             Company or any Group Member and also used by the Vendor or another member of Lucas Group in relation to its business, subsisting in any part of the world including service marks, designs, design rights, copyright (whether in computer programs or not) patents
                                             (and all applications in respect of any of the foregoing);

          "the Shares"                       All the issued shares in the capital of the Company

          "the Shareholders Funds"           The aggregate (calculated at Completion in accordance with clause 3 and shown by the Final Completion Statement) of the amount of the issued share capital of the Company plus or
                                             minus the amount standing to the credit or debit of the
                                             Company's consolidated reserves

          "the Taxation Indemnities"         The indemnity as to taxation contained in clause 7.1

          "the Taxation Warranties"          The warranties contained in paragraph 19 of the Warranties

          "the Umbrella Agreement"           An agreement dated the same date as this Agreement relating to, inter alia, the transaction contemplated by this
                                             Agreement made between Lucas Industries plc and Others (1)
                                             Prestolite Electric Limited and Others (2) and PEI Holding
                                             Inc (3)in the agreed terms

          "the Vendor"                       Lucas Industries plc , registered number

                                             54802

          "the Vendor's Lawyers"             Eversheds of 10 Newhall Street, Birmingham B3 3LX and Webber Wentzel
                                             Bowens of 60, Main Street, Johannesburg, Republic of South Africa

          "the Warranties"                   The warranties set out or referred to in clause 4 and Schedule 3;

    1.2 references to any statute or statutory provisions will, unless the context otherwise requires, be construed as South African statutes or statutory provisions and as including references to any earlier statute or the corresponding provisions of any earlier statute, whether repealed or not, directly or indirectly amended, consolidated, extended or replaced by such statute or provisions, or re-enacted in such statute or provisions, and to any subsequent statute or the corresponding provisions of any subsequent statute in force at any time prior to Completion directly or indirectly amending, consolidating, extending, replacing or re-enacting the same, and will include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provisions which are in force prior to Completion;

    1.3 references to persons will be construed so as to include bodies corporate, unincorporated associations and partnerships;

    1.4 references to a document being "in the agreed terms" will be construed as references to that document in the form agreed and initialled by or on behalf of the Vendor and the Purchaser;

    1.5 references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the
         Schedule in which such references appear;

    1.6 the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

    1.7 for the purposes of this Agreement a company is a "subsidiary" of another company, its "holding company" if that other company:

         1.7.1 holds a majority whether directly or indirectly of the voting rights in it; or

         1.7.2 is a member of it and has the right to appoint or remove a majority of its board of directors; or

         1.7.3 is a member of it and controls whether directly or indirectly alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it

    1.8 for the purposes of this Agreement the expression "subsidiary undertaking" shall have the meaning attributed to that expression in the Companies Act 1985 (Legislation of England).

    1.9 the headings to the clauses of this Agreement and to the paragraphs of the Schedules (save for the headings in Schedules 1, 2 and 3) will not affect its construction .

2.  SALE AND PURCHASE
---------------------

    2.1  The Vendor will sell, and the Purchaser will buy, the Shares.

    2.2 Each of the Shares will be sold and bought free from any claim, charge, lien, encumbrance or third party right, and with all rights attached or accruing to it including all rights to any dividends or other distributions declared, made or paid after the execution of this Agreement save that the Vendor shall be entitled to retain the aggregate dividend of Rand 3,000,000 declared in respect of the Shares on 1 December 1997

    2.3 The Purchaser will not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

    CONSIDERATION
    -------------

    3.1  The purchase price for the Shares shall be the Consideration.

    3.2 On Completion the Purchaser shall pay to the Vendor in cash the Provisional Consideration.

    3.3 The following provisions shall apply regarding the calculation of the Shareholders Funds, namely:

         3.3.1 The Vendor shall, in conjunction with local management of the Group, procure that

                3.3.1.1 (unless the Vendor and the Purchaser agree to the contrary) on Completion there is carried out a stock-take (as described in the Accounting Principles); and

                3.3.1.2 immediately following Completion there is undertaken a review of the assets and liabilities (excluding the Fixed Assets) of each Group Member;

                for the purposes of ascertaining the data to which the Accounting Principles shall be applied in order to prepare the statements that are contemplated as being prepared in accordance with this clause 3 and so as to determine the Shareholders Funds.

         3.3.2 Each of the Vendor and the Purchaser shall be entitled to have several representatives present at any stock-take; neither shall be entitled, in the absence of manifest error, to raise any objection as to the correctness of any data relating to the quantities and descriptions of the items the subject of the stock take if no representative of the relevant party attends such stock take.

         3.3.3 The Purchaser will on and after Completion allow the Vendor full access to all properties occupied by any Group Member and occupied by any other member of the Purchaser's Group for the purposes of the business carried on by the Group all relevant employees and all records, information and other documentation to enable the Vendor to carry out and complete such stock-take, (if the same is not completed before Completion) and review and to prepare the draft Completion Statement defined and referred to in clause 3.4. In particular but without limitation to the foregoing the Purchaser will grant and procure that there is granted to the Vendor access to and the services of John Jenkins for all purposes of this clause 3, including, without limitation, the ascertainment of Shareholders Funds pursuant to this clause 3.

         3.3.4 The Shareholders Funds shall be determined in accordance with the Accounting Principles consistently applied. If and to the extent any matter arises which is not dealt with in the Accounting Principles the same shall be determined on a basis which is consistent with the Accounts (as defined in Schedule 3) or in the event of a new issue not dealt with in the Accounts in accordance with generally accepted accounting principles in the UK; in either event materiality shall be determined in relation to the Group.

         3.3.5 For the purposes of determining Shareholders Funds a sum equal to the Fixed Asset Amount shall be attributed to the Fixed Assets.

    3.4 Within 45 days following Completion the Shareholders Funds shall be ascertained by the Vendor and the Vendor shall serve a written statement ("the draft Completion Statement") on the Purchaser within such period relating to the Group showing the amounts attributable to Shareholders

         Funds. Such draft Completion Statement shall also show the Consideration and the sum due to or from the Purchaser having regard to the amount of the Provisional Consideration paid by the Purchaser on Completion. All sums in the draft Completion Statement shall be expressed in (Pounds) sterling calculated at the Exchange Rate.

    3.5 The Completion Statement shall adopt the format set out in the pro forma statement which appears set out in Schedule 5.

    3.6 Unless the Purchaser shall notify the Vendor within 30 days after its receipt of the draft Completion Statement that it does not accept and agree that its contents have been prepared in accordance with the provisions of this Agreement then the Purchaser shall be deemed to have accepted and agreed the contents of the draft Completion Statement for the purposes of this Agreement.Unless the Vendor shall otherwise agree, any such notification on the part of the Purchaser shall specify in reasonable detail the matters in dispute.

    3.7 If within the aforesaid period of 30 days the Purchaser shall notify the Vendor in writing that it does not accept and agree that the contents of the draft Completion Statement have been prepared in accordance with the provisions of this Agreement then the Purchaser and the Vendor shall endeavour to reach agreement upon adjustments to the draft Completion Statement to meet the Purchaser's objections. For the avoidance of any doubt any matters not objected to in writing within the 30 day notice period referred to in clause 3.6 above shall be deemed agreed by the Purchaser.

    3.8 If the Vendor and the Purchaser are unable to reach agreement as aforesaid within 21 days of receipt by the Vendor of the last notification of objection validly served under clause 3.7 or within such later time as the Vendor and the Purchaser may agree in writing then any matters not so resolved shall be submitted to an independent accounting firm of international reputation mutually acceptable to the Vendor and the Purchaser or in default of agreement between them within 7 days after the expiration of such 21 day period or further period agreed between the Vendor and the Purchaser to be selected at the instance of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales) (`the Independent Accountant') for final resolution in accordance solely and exclusively with this Agreement, the Accounting Principles consistently applied and the provisions of clause 3.3.4. Such submission shall be in the form of written statements of position by the Vendor and the Purchaser, as well as an opportunity to respond to such written statements and any request for statements or information from the Independent Accountant. The Vendor and the Purchaser shall allow the Independent Accountant full access to all relevant accounting and other records of the Group, the Property and all relevant employees as it shall require for the purpose of giving its determination hereunder. The Vendor and the Purchaser shall co-operate to procure that the Independent Accountant is able to reach its decision as to any matter referred to it as expeditiously as possible. If the Independent Accountant determines that the resolution of a disputed item requires an interpretation of law then the Independent Accountant may request an independent law firm of national standing in South Africa chosen by it to render a legal opinion as to such matter. Such opinion, in the absence of manifest error, shall be final and binding. The Independent Accountant shall act as an expert and not as an arbitrator and shall be directed by the Vendor and the Purchaser to make its determination as soon as possible after the matter in dispute is submitted to it and such determination shall be final and binding upon the parties hereto. In giving its determination the Independent Accountant shall also adjust the draft Completion Statement if required to reflect the decision of the Independent Accountant. The costs of such Independent Accountant's review (including reasonable lawyer's fees, if any) shall be borne by the party or parties in inverse proportion to their success in the resolution of the dispute between them

    3.9 For the purposes of this Agreement the expression "the Final Completion Statement" shall mean:

         3.9.1 the draft Completion Statement which the Purchaser is deemed to have accepted and agreed pursuant to clause 3.6 or with which the Purchaser indicates its acceptance and agreement within the 30 day period referred to in clause 3.6 whereupon (in either event) the contents of the same shall become and be final and binding on the Vendor and the Purchaser for the purposes of this Agreement; or

         3.9.2 the draft Completion Statement bearing any adjustment made pursuant to clause 3.7, if clause 3.7 applies and agreement is reached between the Vendor and the Purchaser as contemplated therein whereupon the contents of the same shall become and be final and binding on the Vendor and the Purchaser for the purposes of this Agreement; or

         3.9.3 the draft Completion Statement as agreed by the Independent Accountant or, as the case may be, any revised Completion Statement produced by the Independent Accountant as contemplated by clause 3.8 whereupon (in either event) the contents thereof shall become and be final and binding upon the Vendor and the Purchaser for the purposes of this Agreement.

    3.10 For the purposes of determining the Shareholders Funds and all other matters contemplated as being determined in this Agreement by reference to the Final Completion Statement, the Final Completion Statement and the contents thereof shall (save in the case of manifest error) be final and binding on the Vendor and the Purchaser.

    3.11 Any costs incurred by the Purchaser, the Vendor or any member of the Group in acting in the manner contemplated by this clause 3 including, without limitation, any professional costs and expenses shall be borne by the party incurring the same save as contemplated by clause 3.8 if that clause applies. It is agreed and declared that in any event no provision for such costs (including any costs incurred by the Group) shall be contained in the Final Completion Statement.

    3.12 If the Consideration agreed or ascertained in accordance with this clause 3:

          3.12.1 is less than (Pounds)4,325,000 (being the Provisional Consideration) the Vendor shall pay to the Purchaser the deficiency in cash within 5 days of such agreement or ascertainment together with interest under clause 3.13;

          3.12.2 is more than (Pounds)4,325,000 (being the Provisional Consideration) the Purchaser shall pay to the Vendor the excess in cash within 5 days of such agreement or ascertainment together with interest under clause 3.13.

    3.13 The Vendor shall pay to the Purchaser or the Purchaser shall pay to the Vendor (as the case may be) interest on any sum due under clause
          3.12 at the rate per annum which is 2% above Barclays Bank plc's base lending rate from time to time, such interest to accrue from day to day from the Completion Date until the due date for payment in accordance with the foregoing provisions of this clause 3.

    3.14 The following provisions shall apply regarding the payments to be made:-

          3.14.1 all sums due from the Purchaser to the Vendor under this Agreement shall be paid in (Pounds) pounds sterling to the Vendor by way of telegraphic transfer to the following account:-

                  Name:                     Lucas Limited
                  Bank:                     Barclays Bank Plc
                  Branch:                   118, High Street,
                                            Newcastle under Lyme,
                                            Staffordshire
                  Sort Code:                20-59-23
                  Account No:               40836370
                  or to such other account as the Vendor may hereafter nominate in writing to the Purchaser.

    3.14.2 all sums due from the Vendor to the Purchaser under this Agreement shall be paid in (Pounds) pounds sterling to the Purchaser by way of telegraphic transfer to the following account:-

            Name:                           Prestolite Electric Incorporated
            Bank:                           Comerica Bank
            Branch:                         Detroit MI; USA
            ABA:                            072000096
            Account No:                     1850-49735-3

            or to such other account as the Purchaser may hereafter nominate in writing to the Vendor.

    3.15 All payments which may be made or be due to or by the Vendor by or to the Purchaser shall be made free and clear of all rights of set-off, counterclaim or any other withholding.

4.  WARRANTIES

    4.1  The Vendor:

         4.1.1 warrants to the Purchaser in the terms of the Warranties, provided however that the Vendor shall be released from the effect of the Warranties to the extent of the disclosures fairly disclosed in the Disclosure Letter;

         4.1.2 agrees that the Purchaser is entering into this Agreement in reliance on each of the Warranties;

         4.1.3 undertakes that, in the event of any claim being made against the Vendor whether under the Warranties or otherwise in connection with the sale of the Shares to the Purchaser, the Vendor will not (save in the case of fraud or wilful concealment) make any claim against any Group Member or against any director or employee of any Group Member, on which or on whom the Vendor may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter.

    4.2 Each of the Warranties will be construed as a separate Warranty and will not be limited or restricted by reference to, or inference from, the terms of any other Warranty or any other term of this Agreement.

    4.3 The Vendor shall be released from the effect of the Warranties (but not the Indemnities) to the extent that the Purchaser is aware at the date of this Agreement of any matters, events or circumstances (whether the same are learned by any investigation or enquiry made by or on behalf of the Purchaser into the Company or any subsidiary of the Company) and which matters, events or circumstances would but for this clause 4.3 constitute a breach of any of the Warranties. For the purpose of this clause the Purchaser's awareness shall be determined by reference only to the actual knowledge of Mr Kim Packard and Mr Ken Cornelius of the Purchaser, Dr Mike Lea of Prestolite Electric Limited and of the Purchaser's professional advisers (including the Purchaser's lawyers, Coopers & Lybrand, pensions advisers and environmental consultants) in respect of the matters the subject of this Agreement.

    4.4 Any claim the Purchaser may have in respect of the Warranties or the Indemnities shall sound in damages only, subject to the provisions of this clause 4, and accordingly the Purchaser shall not have the right to cancel this Agreement or treat it as having been repudiated by the Vendor by reason of there having been any breach of such Warranties or a claim by the Purchaser under any Indemnity.

    4.5 The Purchaser hereby agrees and acknowledges that notwithstanding anything to the contrary contained in this Agreement the Warranties and certain of the Indemnities (as defined below) are subject to the following:

         4.5.1 no claim shall be capable of being made unless it shall be notified in writing to the Vendor:

                4.5.1.1 in the case only of a claim for breach of the Environmental Indemnity on or by the seventh anniversary of the date of this Agreement; or

                4.5.1.2 in the case only of a claim for breach of any of the Taxation Warranties and/or under the Taxation Indemnities on or by the date of the expiration of all applicable periods of prescription which would prevent the making of the claim in question against the relevant member of the Group which would give rise to the obligation on the part of the Vendor to indemnity hereunder; or

                4.5.1.3 in the case only of a claim made under the provisions of clause 6.1 on or by the sixth anniversary of the date of this Agreement; or

                4.5.1.4 in the case only of a claim made under clause 6.2.2 on or by the date of the expiration of all applicable periods of prescription which would apply so as to prevent the making of the claim in question against the relevant member of the Group which would give rise to the obligation on the part of the Vendor to indemnify hereunder; or

                4.5.1.5 in the case of a claim for breach of any of the remaining Warranties on or before 31 March 1999 and any such claim which has been made shall (if it has not been previously satisfied settled or withdrawn) be deemed to have been withdrawn at the expiration of 6 months from the date on which the claim so notified when aggregated with all other claims under this Agreement and under the Other Sale Agreements exceeding (Pounds)5,000, exceeds (Pounds)150,000 unless prior to such expiration legal proceedings in respect thereof shall have already commenced by the delivery of a summons on the Vendor.

    4.5.2 the aggregate liability of the Vendor under this Agreement and the Other Sale Agreements in respect of all breaches of the Warranties and claims under the Capped Indemnities shall not when aggregated with the liability of the persons defined as the Vendor in each of the Other Sale Agreements in respect of all breaches of the Other Warranties and Other Capped Indemnities exceed a sum equal to (Pounds)12 million;

    4.5.3 the Vendor shall not be liable in respect of any single claim brought by the Purchaser for a breach of the Warranties, and claims under the Capped Indemnities or under the provisions of clause 7.1 arising out of a single event (provided that for the purposes of this clause
           4.5.3 liability in respect of a series of claims arising out of the same subject matter shall be aggregated together as if such claims were one claim) if the liability in respect of such claim would not exceed (Pounds)5,000 (five thousand pounds). The Vendor shall be liable in respect of each and any claim for a breach of the Warranties or under the Capped Indemnities or under the provisions of clause 7.1 in respect of which the liability of the Vendor exceeds (Pounds)5,000 (five thousand pounds) only if the liability of the Vendor for that claim, all other such claims exceeding (Pounds)5,000 and all other such claims made under the Other Sale Agreements in respect of all breaches of the Other Warranties and Other Capped Indemnities would in aggregate exceed (Pounds)150,000 and in that event the Vendor shall only be liable for the excess;

    4.5.4 if any matter arises or gives rise to any claim under the Warranties or the Indemnities the Purchaser shall as soon as reasonably practicable (and in any event within such time as shall enable the Vendor to lodge or answer any appropriate appeal or claim) give notice in writing to the Vendor giving such details of the matter in respect of which the claim is made as are at that time known to the Purchaser and (on the basis of the facts then known to the Purchaser) the bona fide estimated liability in respect thereof and where the claim arises by reason of a claim made against the Purchaser and/or the Company or any other Group Member by a third party the Purchaser shall not seek to settle or compromise the matter and shall (if relevant) procure that the Company or relevant Group Member does not seek to settle or compromise the same without the written consent of the Vendor (which consent shall not be unreasonably withheld or delayed) and shall take such reasonable action as the Vendor may require to avoid, resist, contest and/or compromise any such claim on the basis that the Vendor shall be responsible for and shall bear all the reasonable costs and expenses of the Purchaser or the Company or the relevant Group Member in taking such action and in addition shall to the extent that the same shall not have been borne by the Vendor directly indemnify the Purchaser against the same and against all legal costs incurred by or awarded against the Purchaser as a direct result thereof;

    4.5.5 no claim in respect of any breach or breaches of any of the Warranties or under the Indemnities shall be made to the extent that provision or reserve therefor has been made or the subject matter thereof is otherwise taken account of or reflected as part of the calculations in the preparation of the Final Completion Statement;

    4.5.6 the Vendor shall not be liable for any claim arising as a result of a breach of Warranties:

           4.5.6.1 or under the Indemnities if such claim would not have arisen but for anything voluntarily done or omitted to be done by the Purchaser, any member of the Purchaser's Group, the Company or any subsidiaries of the Company or any of its or their employees, agents or successors in title after Completion outside the ordinary course of business and which the Purchaser any member of the Purchaser's Group, the Company or any other member of the Group or its or their employees agents or successors in title were aware or ought reasonably to have been aware could give rise to a claim; or

           4.5.6.2 or the Indemnities to the extent that such claim relates to any loss for which the Purchaser or any member of the Purchaser's Group or the Company or any of its subsidiaries is indemnified by insurance (but only to the extent of the amount of the proceeds actually received from any applicable insurance policy) and the Purchaser agrees to pursue and to procure that there is pursued all and any claims which there may be under or in respect of any policy of insurance which relates or may relate to the subject matter of the claim in question and to provide to the Vendor such evidence as the Vendor may reasonably require of having done so.

    4.6 Where the Purchaser or any member of the Purchaser's Group or the Company or any subsidiary of the Company is at any time entitled to recover from a third party (other than as contemplated in clause
         4.5.6.2 - insurance proceeds) any amount in respect of any matter giving rise to a claim under the Warranties or the Indemnities or under any other provisions of this Agreement the Purchaser shall take and shall procure that there is taken all reasonable steps to enforce any rights of recovery that the Purchaser or any member of the Purchaser's Group or the Company or any of its subsidiaries may have against any third party in respect of the subject matter of the claim and the Purchaser or any member of the Purchaser's Group or the Company or relevant subsidiary of either of them shall be indemnified by the Vendor against all reasonable costs and expenses including all legal costs incurred by it or them in doing so. In the event that the Purchaser or any member of the Purchaser's Group or the Company or any of their subsidiaries shall receive any amount from such third party, the amount of the claim against the Vendor shall be reduced by the amount recovered less where not already paid all such reasonable costs and expenses incurred by the Purchaser or any member of the Purchaser's Group or the Company or any subsidiary of either of them Provided always that:-

         4.6.1 any failure by the Purchaser to comply with such undertaking in respect of any matter giving rise to a claim under the Warranties or the Indemnities or otherwise under this Agreement shall not affect in any way any liability of the Vendor which liability shall not be conditional upon the Purchaser's compliance with this undertaking save that the Vendor shall be entitled (to the extent that it is entitled as a matter of law so to say) to say that the Purchaser has not mitigated its loss or the Vendor shall have a right of action or other claim against the Purchaser for breach of the provisions of this clause 4.6; and

         4.6.2 in respect of any matter giving rise to a claim under the Warranties or the Indemnities or otherwise under this Agreement if the Purchaser alleges that any steps which the Vendor requires it to take or to procure are taken are unreasonable then the Purchaser shall seek counsel's opinion (such counsel to be of at least ten years' standing) and whose identity shall be agreed upon by the Vendor and the Purchaser and, failing such agreement within three days after the date on which the agreement is demanded, shall be determined by the Chairman of the Johannesburg Bar Council (who may appoint one of its number) who may be instructed by either the Vendor or the Purchaser to make the nomination at any time after the expiry of that three day period. In respect thereof the Purchaser shall instruct such counsel in writing (or if such instructions are to be given orally then the Vendor shall be entitled to be present at and to contribute to the giving of such instructions) and provide a copy of a draft of such instructions before submission to counsel and incorporate the Vendor's comments thereon. Counsel shall be asked to advise whether, on the basis of the instructions given to him and the information then made available to him, the action sought by the Vendor should be taken on the basis that, on the balance of probabilities, the relevant claim against the third party stands a reasonable prospect of success and the parties shall follow the advice given in such opinion save that nothing herein shall prevent or otherwise restrict the ability of the Vendor to argue (if such an argument is as a matter of law open to it) that the

                Purchaser or the entity entitled to the benefit of the claim has failed to mitigate its loss.

    4.7 If the Vendor pays at any time an amount pursuant to a claim in respect of any Warranty or under any Indemnity or under any of the other provisions of this Agreement and the Purchaser or any member of the Purchaser's Group and/or the Company or any of their subsidiaries subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim the Purchaser shall take and shall procure that there is taken all reasonable steps to enforce such recovery subject to being indemnified by the Vendor against all reasonable costs and expenses including all legal costs incurred in doing so. The Purchaser shall forthwith upon the making of any such recovery (whether by it, any member of the Purchaser's Group or any member of the Group and after deducting the costs incurred by the Purchaser or any of them as contemplated by this clause to the extent that the Vendor has not indemnified the Purchaser or any member of the Purchaser's Group and/or the Company or relevant subsidiary for such costs) repay to the Vendor so much of the amount paid by the Vendor in respect of the claim in question as does not exceed the sum recovered from such other person.

    4.8 Without prejudice to the foregoing provisions of this clause 4 before the Purchaser or any Group Member makes any payment or offers any other remedy or takes any other remedial or corrective action in respect of any matter for which it is entitled to an indemnity or to otherwise make a claim against the Vendor under or pursuant the provisions of this Agreement or under the Taxation Indemnities, the Purchaser shall and shall procure that the Company (and, if relevant, each of its subsidiaries) gives a reasonable opportunity and reasonable assistance to the Vendor to verify and, if appropriate, remedy the defect, default or omission or other matter giving rise to the claim for indemnity or other remedy in question.

    4.9 For the purposes only of determining the applicability of the monetary thresholds contained in sub-clauses 4.5.2 and 4.5.3 any claim under the Warranties or the Capped Indemnities or under clause 7.1 which is denominated in South African Rand shall be converted into pounds sterling at the exchange rate applicable for converting South African Rand into (Pounds)Sterling calculated at the average of the "bid" and "asked" exchange rate quoted by Reuters (or a different independent wire service providing international spot exchange rates as agreed by the parties) in London at 1.00 pm prevailing at, in the case of sub-clause 4.5.2, the date on which the claim is paid and, in the case of sub-clause 4.5.3, at the date of claim.


    4.10 Payment or satisfaction by the Vendor of any claim under any one particular paragraph of the Warranties and/or under any Indemnity shall to the extent of such payment or satisfaction satisfy and preclude any other claim which is capable of being made in respect of the same subject under another particular paragraph of the Warranties or under another particular Indemnity. If and to the extent that the Purchaser or any member of the Purchaser's Group and/or any Group Member recovers any sum under any provision of this Agreement, including under the Indemnities, the amount of any claim which the Purchaser or any Group Member may have in respect of the same subject matter shall be reduced or eliminated accordingly.

    4.11 If any potential claim shall arise by reason of a liability of the Company or any subsidiary of the Company being contingent only or is otherwise not capable of being quantified then the Vendor shall not be under any obligation to make any payment pursuant to such claim until such time as the contingent liability ceases to be contingent and becomes capable of being quantified as the case may be.

    4.12 Save as specifically provided in this Agreement the Vendor gives no warranties or representations whether express or implied.

    4.13 Where under this Agreement the Vendor is liable to the Purchaser or any Group Member under any of the Indemnities (other than the Environmental

          Indemnity) the Vendor shall for the avoidance of any doubt only be liable to the extent that the liability relates directly to acts or omissions prior to Completion and not to the extent that the liability relates directly to acts or omissions after Completion.

5.  COMPLETION
--------------

    Subject to and on the basis contemplated by the Umbrella Agreement, the sale and purchase of the Shares shall take place as provided for in the Umbrella Agreement at the offices of the Vendor when:-

    5.1  the Vendor will produce and deliver to the Purchaser:

         5.1.1 duly executed transfer forms of the Shares in favour of the Purchaser (or as it will direct) together with all relevant share certificates (or in the case of any lost certificate an indemnity satisfactory to the Purchaser in relation to it) and together also with such waivers and consents as the Purchaser may require to enable the Purchaser and its nominee(s) to be registered as the holders of the Shares;

         5.1.2 the written resignations of John Anthony, John Plant and David Underwood as directors of the Company;

         5.1.3 the certificate of incorporation and the statutory books and registers (all entered up to date) of each member of the Group;

         5.1.4 all deeds and documents relating to the title of the Group to the Property (except where those deeds and documents are held by any Bank)

         5.1.5 all papers, books, records, keys, credit cards and other property (if any) of each member of the Group which are in the possession or under the control of the Vendor or any other person who resigns as an officer of the Company in accordance with this clause 5;
                          ========

         5.1.6  a resolution of the Company's board of directors:

                5.1.6.1 approving the transfer of the Shares (subject to stamping if not previously effected) pursuant to this Agreement;

                5.1.6.2 accepting the resignations of the persons referred to in clause 5.1.3 of this Agreement;

                5.1.6.3 appointing all persons nominated by the Purchaser as directors of the Company with effect from the date of Completion;

         5.1.7 all such resolutions as may be required to change the name of each Group Member to such name as the Purchaser may require (but excluding the name "Lucas") and, if the Purchaser gives no directions in this regard, to a name of the Vendor's choice

    5.2  the Purchaser shall pay to the Vendor, in accordance with clause 3.14.1
                                                                   =============
         a sum equal to the Provisional Consideration which such payment shall be paid on account of the Consideration but shall be so paid subject to the terms of the Umbrella Agreement (regarding Effective Completion);

    5.3 the Purchaser shall procure that as soon as possible after Completion each member of the Group takes all steps as are legally required of it to change its corporate name to a name which does not incorporate the word or name `Lucas' (including without limitation to register the resolutions referred to in clause 5.1.7) and the Purchaser shall provide to the Vendor such evidence and give to the Vendor such undertakings in this regard as the Vendor shall reasonably require

    5.4 the Purchaser will at or as soon as practicable after Completion use reasonable endeavours to procure the release of the Vendor and any other member of the Lucas Group from the guarantees specifically identified in the Disclosure Letter for the purposes of this provision and will in the meantime indemnify and keep indemnified the Vendor (for itself and for and as trustee and/or agent for and for the benefit of each other member of the Lucas Group) and each other member of the Lucas Group against any liability (including costs, damages and expenses) which the Vendor or any other member of the Lucas Group may suffer under or in relation to such guarantees; provided however that this clause 5.4
                                                                 ==========
         shall be without prejudice to, and the indemnity so given by the Purchaser shall not extend to any matter giving rise to, any claim against the Vendor for breach of the Warranties;

    5.5 the Vendor will at or as soon as practicable after Completion use reasonable endeavours to procure the release of each Group Member from all guarantees given by any of them in respect of the obligations of members of the Lucas Group and will in the meantime indemnify and keep indemnified the Purchaser against any liability which the Purchaser or any Group Member may suffer or incur under or in relation to such guarantees

6.  Specific Indemnities
------------------------

    6.1 The Vendor shall indemnify each of the Purchaser and each Group Member against any loss, liability, damage and/or expense directly suffered or incurred by it as a consequence of a claim by any employee member or former employee member of the Lucas South Africa Fund ("LSA Fund") or the Lucas Automotive Pension Fund ("LAP Fund") against it :

         6.1.1 if and to the extent that the transfer of that employee member or former employee member to the LAP Fund was at the time of such transfer illegal, unlawful or in breach of any statutory, fiduciary or other duty owed by such Group Member or such fund's board of trustees to such employee member or former employee member;

         6.1.2 if and to the extent that the transfer of monies from the LSA Fund to the LAP Fund, including, without any limitation, a surplus amount of R3,004,740 during the year 1994 was at the time of such transfer illegal, unlawful or in breach of any statutory, fiduciary or other duty owed by such Group Member or such fund's board of trustees to such employee member or former employee member;

         6.1.3 if and to the extent that any such Group Member has prior to Completion extracted or benefited from any surplus from the LSA Fund or the LAP Fund in circumstances where such extraction or benefit was in relation to such employee member or former employee member unlawful or illegal at the time of such extraction or benefit.

    6.2 The Vendor shall indemnify the Purchaser the Company and each of its subsidiaries and each of their respective officers, directors, employees, agents, successors and assigns (each an "Indemnified Person") with respect to and hold each of them harmless from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorney's, consultants' and arbitration fees and expenses, and, in respect of Environmental Claims only, corrective or remedial action costs) directly suffered, incurred or sustained by an Indemnified Person or to which an Indemnified Person becomes subject resulting from, arising out of or relating to any of the following:-

         6.2.1  Environmental Claims;

         6.2.2  Fines

    6.3 The indemnities referred to in clauses 6.1 and 6.2 above shall be limited in accordance with, and shall be subject to, the provisions of clause 4 of this Agreement.

    6.4 Any sum due from the Vendor under the Environmental Indemnity or Clause 9 of the Environmental Indemnity Exceptions Letter shall be paid within twenty-eight days of notice of:

         6.4.1 completion of any remedial and clean-up action undertaken by the Purchaser or any Group Member;

         6.4.2 the Purchaser or any Group Member incurring the cost of the remedial and clean-up action carried out by any person other than the Purchaser or any Group Member; or

         6.4.3 the date of payment of any liabilities to third parties, fines or awards (and all expenses incurred in connection therewith).

         PROVIDED THAT:

         any claim by the Purchaser or any Group Member under the Environmental Indemnity or Clause 9 of the Environmental Indemnity Exceptions Letter shall:

         6.4.4 state to which item of either the Environmental Indemnity or the Environmental Indemnity Exceptions Letter it relates;

         6.4.5 include such details and information as is reasonably required by the Vendor of the nature and extent of the claim;

         6.4.6 include evidence that the expenditure to which the claim relates has been properly and reasonably incurred by the Purchaser, a Group Member or such third party contracted by the Purchaser or a Group Member;

         6.4.7 be submitted as soon as possible after the date the expenditure was incurred and in any event within 3 months of the Purchaser or the relevant Group Member having received an invoice in respect of such expenditure incurred.

    6.5 In respect of any claim under the Environmental Indemnity or Clause 9 of the Environmental Indemnity Exceptions Letter the Purchaser shall permit and procure that each Group Member permits the Vendor or persons authorised by it to inspect the works and to inspect and take copies of all reports, books, accounting records and vouchers which are relevant in relation to the claim with the Purchaser or as the case may be the relevant Group Member answering or procuring that there are answered promptly and fully all reasonable questions raised by the Vendor.

    6.6 Subject to the provisions of this Agreement (but only until a date three years following the date of Completion), the Vendor agrees to pay up to a maximum of US$11,700 towards the cost of the items listed in
         Schedule 2 of the Environmental Indemnity Exceptions Letter.

    6.7 In the event of any circumstances arising which do or may give rise to any Environmental Claims and which fall within the terms of the Environmental Indemnity, the Purchaser shall not except as required by any applicable law make any public statement regarding such circumstances without the prior written consent of the Vendor such consent not to be unreasonably withheld or delayed.

    6.8 For the purposes of clause 6.1 an "employee member" or "former employee member" includes any person who may benefit from the LSA Fund or LAP Fund as a consequence of such employee member's or former employee member's membership of the LSA Fund or LAP Fund, such as his dependant or spouse but specifically excludes, without limitation, any Group Member or employer.

    6.9 Before the Vendor (or as the case may be the Purchaser) ("the Indemnified Party") makes any payment or offers any other remedy to a third party in respect of matters for which the Indemnified Party is entitled to an indemnity from the other of them ("the Indemnifier") under the terms of this clause 6 or clause 7 or any other indemnity contained in this Agreement the Indemnified Party shall give a reasonable opportunity to the Indemnifier, to verify and, if appropriate, at the Indemnifier's sole cost remedy the default, defect, omission or other matter giving rise to the claim in question subject always to such third party allowing the same.

7.  Tax Indemnity
-----------------

    7.1 Without prejudice to any of the rights of the Purchaser arising from any of the provisions of this Agreement, the Vendor shall pay to the Purchaser an amount equal to any liability of any Group Member for taxation not provided for or reserved in the Final Completion Statement relating to the Company arising from or out of the profits or income of such Group Member for all periods ending on or before the Completion Date for which purpose the term "taxation" shall mean

         7.1.1  normal taxation;

         7.1.2  value-added tax;

         7.1.3  secondary tax on companies;

         7.1.4  Regional Services Council levies;

         7.1.5  local authority levies, PAYE and SITE taxes;

         7.1.6  all other forms of taxation;

         7.1.7 any taxation arising from new assessments of taxation and/or the reopening of any income tax assessments of any Group Member;

         7.1.8  any penalties or interest as a result thereof;

         and any claim the Purchaser may have under this clause 7 shall be a "Tax Liability" for the purposes of the following provisions of this clause.

    7.2 Without prejudice to the provisions of clause 4 the Vendor's liability under this clause 7 shall be limited to the extent that such Tax Liability would not have arisen but for any change in rates of taxation or change in law or published practice after the date hereof (including where provision or reserve in the Final Completion Statement in respect of that Tax Liability is insufficient because of such change).

    7.3 Where the Company or any other Group Member is entitled to recover from some other person (not being a Group Member but including any tax authority) any sum in respect of any Tax Liability, the amount of the Tax Liability shall nevertheless be payable in full by the Vendor on the date which is three Business Days before the date on which the taxation in respect of which the Tax Liability in question is due for payment to the relevant Tax Authority or, if later, ten Business Days after the date on which the Purchaser notifies the Vendor of its liability to make such payment ("the due date") and the Purchaser shall:


         7.3.1 procure that the Vendor is promptly notified of such entitlement;

         7.3.2 take such action as the Vendor may reasonably and promptly by written notice request to enforce such recovery; and

         7.3.3 account to the Vendor for an amount equal to any amount so recovered (including any interest or repayment supplement included in such recovery less any taxation chargeable in respect of that interest) not exceeding the amount paid by the Vendor under Clause 7.1 in respect of that Tax Liability save to the extent that to do so would leave the Group in a worse position than it would have been in had the Tax Liability in question not arisen.

    7.4 If any Tax Liability represents tax for which credit is or may become due to any Group Member or the Purchaser's Group at a later date or in respect of which it is subsequently found that there arises a corresponding credit or right to repayment of tax, the amount of the Tax Liability shall nevertheless be payable in full by the Vendor on the due date but if subsequently any reduction is made in the Tax Liability or it is found that the Vendor's liability in respect of the Tax Liability falls short of the amount claimed or such credit or repayment is received by any Group Member or any member of the Purchaser's Group, the Purchaser shall promptly repay to the Vendor an amount equal to such reduction, shortfall, credit or repayment up to the amount previously paid by the Vendor in respect of that Tax Liability and without interest save to the extent that interest or repayment supplement is included (or allowed) in such credit, repayment, reduction or shortfall. For this purpose, no credit shall be taken to have been received unless it shall have relieved the Company or any member of the Purchaser's Group of a present obligation to pay tax.

    7.5 The Taxation Indemnities shall be limited in accordance with, and shall be subject to, the provisions of clause 4 of this Agreement.

8.  Purchaser Assurances
------------------------

    8.1 The Purchaser warrants to the Vendor (for itself and in each case as trustee for or as agent for and on behalf of each other member of the Lucas Group) and to, and for the benefit of, each other member of the Lucas Group that the Purchaser has the necessary corporate power and authority and all authorisations approvals consents and licences required by the Purchaser have been unconditionally and irrevocably obtained and are in full force and effect to permit the Purchaser to enter into and perform this Agreement and this Agreement has been duly authorised by the Purchaser and constitutes a valid and binding obligation of the Purchaser.

    8.2 The Purchaser acknowledges to and agrees with the Vendor (both for itself and in each case as trustee for or as agent for and for the benefit of each other member of the Lucas Group and for the benefit of each of their respective officers employees and advisers and as trustee for such officers employees and advisers) that:

         8.2.1 the invitation to them by or on behalf of the Vendor to consider the purchase of the Company (together with its subsidiaries) and the provision of information relating to it and them its and their respective financial positions or prospects was made by or on behalf of the Vendor and accepted by the Purchaser and this Agreement was entered into on the basis that neither the Vendor nor any member of the Lucas Group nor any of the Vendor's or any member of the Lucas Group's officers employees and advisers has or have made or makes any representation or warranty (other than as set out in the Warranties) as to the accuracy or completeness of such information or accepts any duty of care in relation to the Purchaser in respect of the provision of such information and save as contemplated by the Warranties (as qualified by the Disclosure Letter) or in the case of representations made fraudulently by the Vendor or otherwise as is expressly provided in this Agreement none of such persons shall be under any liability to the Purchaser in the event that, for whatever reason, such information is or becomes inaccurate incomplete or misleading in any particular; and

         8.2.2 the Purchaser has had independent legal and financial advice relating to the purchase of the Shares and to the terms of this Agreement and the documents to be executed pursuant hereto including the terms of this clause.

    8.3  The Purchaser hereby warrants and represents to the Vendor that:

         8.3.1 the Purchaser is a corporation duly organised and validly existing and has all requisite corporate power and authority to own, lease and operate its properties and business as presently conducted and to enter into and perform its obligations under this Agreement;

         8.3.2 the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorised by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and constitutes the legal valid and binding obligation of the Purchaser, is enforceable against the Purchaser in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and subject to general principles of equity;

         8.3.3 the Purchaser is entitled to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification except where the failure so to qualify would not have a material adverse effect on its business, assets or financial condition;

         8.3.4 neither the execution nor the delivery of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of any of the provisions of or constitute a default under the charter, bylaws or memorandum or articles of association of the Purchaser as amended to date or except as would not have a material and adverse effect on its business assets or financial condition constitute a breach or event of default under any agreement, mortgage, indenture, lease or other instrument to which the Purchaser is a party or by which the Purchaser or its property is bound or results in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

         8.3.5 to the best of the knowledge of the Purchaser no consent, approval or authorisation of or declaration of filing with any governmental authority is required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement. No approval, consent or authorisation of any lender, lessor or any other person is required in order for the Purchaser to consummate the transactions contemplated by this Agreement.

    8.4 Except to the extent contemplated by any other provision of this Agreement the Purchaser undertakes to the Vendor for itself and as trustee for or as agent for and on behalf of and for the benefit of each other member of the Lucas Group that it will not and will procure that neither the Company nor any of its subsidiaries will at any time after Completion hold itself out as a Subsidiary of or otherwise connected with the Lucas Group (other than by virtue of having been so connected prior to Completion save that any such holding out in this regard shall cease on the first anniversary of this Agreement or at such time as is contemplated (if so contemplated) by the Ancillary Agreements) and that except and to the extent contemplated by any of the Ancillary Agreements forthwith following Completion there is deleted from all printed material including (without limitation) stationery catalogues brochures sales material and (if relevant) from electronic media such as internet sites and telephone listings and (if relevant) from signage at any property occupied for the purposes of the Group and from motor vehicles used by the Group all references to the name or mark "Lucas" and/or "CAV" and/or "LucasVarity" and/or the Lucas Group diagonal flash.

    8.5 Without prejudice to the generality of the provisions of clause 8.4 but subject also to those provisions and except to the extent contemplated by the Ancillary Agreements or any other provision of this Agreement the Purchaser undertakes to the Vendor (who for this purpose contracts both for itself and for and on behalf of each other member of the Lucas Group) and for the benefit of each other member of the Lucas Group that it will not and will procure that no member of the Group whether directly or indirectly and in any capacity whatsoever use in connection with any business the name or mark "Lucas" and/or "CAV" and/or "LucasVarity" and/or the Lucas Group diagonal flash or any colourable imitation thereof.

    8.6 The Purchaser hereby covenants with the Vendor and (as a separate and independent covenant) with the Vendor as trustee for or as agent for and for the benefit of each other member of the Lucas Group that except to the extent (if any) required by law the Purchaser will not and will procure that no member of the Purchasers Group will at any time after Completion disclose or make public any secret or confidential or professional or financial or commercial information concerning the Lucas Group and not relating to the Company or any of its subsidiaries which it has learned by reason of the Company or such subsidiaries or any of them being owned by the Vendor and save as aforesaid will not and will procure that no member of the Purchasers Group will use to the detriment of any member of the Lucas Group any information which the Company or any subsidiary of the Company has obtained in confidence in the course of or as a result of such ownership provided always, however, that the provisions of this clause 8.6 shall cease to apply to any information which is already in or which falls into the public domain otherwise than by reason of a breach of this provision.

    8.7 The Purchaser acknowledges to the Vendor for itself and as trustee for or as agent for and for the benefit of each member of the Lucas Group the ownership by the Lucas Group of the names and/or mark "Lucas" and/or "CAV" and/or "LucasVarity" and/or the Lucas Group diagonal flash and hereby acknowledges that notwithstanding any arrangements operating between the Vendor and the Purchaser in respect of the period following Completion all and any goodwill in the names of Lucas and/or CAV and/or LucasVarity and/or the Lucas Group diagonal flash belongs to and remains vested in the Lucas Group.

9.  Entire Agreement
--------------------

    This Agreement, the Umbrella Agreement, the Other Sale Agreements, the Ancillary Agreements and the documents referred to in it and them (including without limitation the Associated Documents but excluding the Memorandum as defined in the Umbrella Agreement) (collectively "the Transaction Documents" and individually "a Transaction Document"), contain the whole agreement between the parties relating to the transactions contemplated by such Transaction Documents and any other transactions or matters related to them and supersede all previous agreements between the parties relating to these transactions. The Memorandum shall not constitute a Transaction Document. Each of the parties to this Agreement being also a party to any of the other Transaction Documents, acknowledges that it has not relied on any pre-contractual representations warranties or other assurances save for the Warranties (as defined in this Agreement and the Other Sale Agreements) the Purchaser Assurances (as contained in this Agreement or the Umbrella Agreement and the Other Sale Agreements) and the Vendor Assurances (as
                                             -----------------------------
    contained in the English Sale Agreement) and otherwise as expressly set out
    ---------------------------------------
    in any of the Transaction Documents. Each party hereby agrees that it shall have no remedy against any other party for any negligent or innocent misrepresentation made by such other party in relation to such transactions prior to the Transaction Documents being entered into except to the extent that the same shall have been incorporated in any of such Transaction Documents as a warranty representation or indemnity in which case any claim in relation to the same shall be only on the basis of a breach of the relevant Transaction Document or under the relevant indemnity provision. Nothing in this clause 9 shall relieve any party from any liability for representations made fraudulently.

10.
----

    Product Warranty Epidemic
    -------------------------

    10.1  In this clause 10:

         10.1.1 "Product Liability" means liability in respect of death, personal injury, physical damage to property (other than to the products themselves) caused by a defect in any product manufactured assembled or repaired refurbished serviced sold or supplied (or caused by a failure to carry out servicing properly) prior to the Completion Date by a Group Member

         10.1.2 "Warranty Liability Claim" means a claim (other than a claim in respect of Product Liability) asserting in relation to a product manufactured, assembled, repaired, refurbished, serviced, sold or supplied prior to the Completion Date by a Group Member, that it is or was or will become faulty or defective or does not or did not or will not comply with any warranty or representation expressly or impliedly made, or with any applicable regulations, standards or requirements in respect thereof, and in respect of which the following conditions are also satisfied namely :

                 (i) the claim is made within the contractual warranty period applicable to the supply (or repair, service or refurbishment) of the product in question and prior to 31st March 1999, and the Purchaser bona-fide and reasonably believes it to be a claim which the Group Member is legally liable to meet; or

                 (ii) the claim is made either before or after the expiry of the contractual warranty period applicable to the supply (or repair, service or refurbishment) of the product in question and prior to 31st March 1999 and the Purchaser (having consulted with the Vendor) bona-fide and reasonably believes applying the same or substantially the same investigatory routines and judgmental criteria as were applied by the relevant Group

                 Member during the period of one year before the Completion
                 Date:

                 (a) that it is a claim which, because of the size of the particular order, the importance of the customer to the Group Member, or otherwise, it is necessary for the relevant Group Member to meet in whole or in part in order to preserve the goodwill of the Group Member; and

                 (b) that in the case where the particular customer or a similar customer had previously made a similar claim of comparable size against a Group Member whilst that Group Member was part of the Lucas Group, that Group Member would have dealt with the claim in substantially the same way.

         10.1.3  "Notifiable Claim" means :

                 (i) a series of Warranty Liability Claims (whether made before or after or partly before and partly after the Completion Date) resulting from substantially the same fault (whether of design, manufacturing technique or process, workmanship or materials) in relation to one or more products (so that all such products are affected by substantially the same fault) ("the affected products"); or

                 (ii) the existence of a state of affairs (whether before or after the Completion Date) which is likely to lead to a series of Warranty Liability Claims within (i), whether or not a Warranty Liability Claim or Claims are actually made;

                 where, in either case in relation to the affected products the Warranty Cost in respect of the Warranty Liability Claims met and to be met becomes and/or exceeds (Pounds)20,000 calculated at the exchange rate applicable from Rand to (Pounds)sterling (calculated at the average of the `bid' and `asked' exchange rate quoted by Reuters in New York at 1.00 pm on the date of the claim)

         10.1.4  "Warranty Cost" means:

                 (i) in the case of affected products which are repaired the Incremental Cost to the relevant Group Member of performing the repair;

                 (ii) in the case of affected products which are replaced the Incremental Cost to the relevant Group Member of the replacement products and the installation thereof; and

                 (iii) all other customer costs which the relevant Group Member, manufacturer or supplier (as the case may be) is contractually obliged to meet under the warranty in question

    10.2 In the event that after the Completion Date but prior to 31st March 1999 a Group Member shall be notified in writing by a customer of a new Warranty Liability Claim which when aggregated with all Warranty Liability Claims previously made in respect of the affected products (to the intent and effect that the product in respect of which the new Warranty Liability Claim is made and the products in respect of which all other Warranty Liability Claims are or have been made all suffer from substantially the same fault) is also a Notifiable Claim, the Purchaser shall promptly notify and procure that the relevant Group Member promptly notifies the Vendor in writing of the relevant circumstances insofar as these are known to the Purchaser or the relevant Group Member and prior to accepting any such new Warranty Liability Claim allow the Vendor to investigate the facts surrounding the Warranty Liability Claims met and to be met by the Purchaser, the cause thereof, the Warranty Cost incurred or likely to be incurred in relation thereto and to make representations to the Purchaser and the relevant Group Member thereon, all of which the Vendor will do promptly. The Purchaser shall take into account such representations in making its decision whether or not to accept such Warranty Liability Claim, which decision shall be reasonable.

    10.3 The Purchaser shall and shall procure that each Group Member shall notify the Vendor on receipt of any Warranty Liability Claim(s) which it reasonably believes may become Notifiable Claims. In respect of such claims so notified the Purchaser shall and shall procure that the relevant Group Member shall before accepting the Warranty Liability Claim allow the Vendor to investigate the Warranty Liability Claim in question, the cause thereof, the likely Warranty Cost in relation thereto and to make representations to the Purchaser and the relevant Group Member thereon. The Purchaser shall take into account such representations in making its decision whether or not to accept such Warranty Liability Claim, which decision shall be reasonable.

    10.4 The Vendor shall from time to time, subject to the Purchaser having provided the Vendor with a fully detailed breakdown of its Warranty Cost and allowing the Vendor to verify the same by all reasonable means, pay promptly to the Purchaser an amount equal to the Warranty Cost incurred by the relevant Group Member of meeting Notifiable Claims, each such payment to be made within twenty one days.

    10.5 The provisions of clause 10.4 shall not apply to the extent that specific provision was made in the Final Completion Statement in respect of the Notifiable Claims in question.

11.  Interest
-------------

    Save where otherwise contemplated by any other provision of this Agreement if any sum shall at any time be due and outstanding from any party to any other party pursuant to the terms of this Agreement interest shall be payable thereon at the rate per annum which is 2% above Barclays Bank plc's base lending rate from time to time or 12% per annum, whichever is the higher at the date on which such sum is due and payable such interest to accrue from day to day and to be payable from the due date until payment whether before or after judgment.

12.  Waiver
-----------

    No waiver by any party to this Agreement of any of the requirements of this Agreement or any of its rights hereunder shall have effect unless given in writing and signed by or on behalf of the party giving the waiver and no delay by any party in exercising any of its rights hereunder shall impair the same. No single or partial exercise of any right or remedy shall preclude any further exercise thereof or the exercise of any other right. Any waiver of any breach of, or any default under any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

13.  Notices
------------

     13.1 The address for service of the parties to this Agreement shall be:-

          13.1.1 in the case of the Vendor its registered office in the United Kingdom from time to time and shall be addressed to:-

                  The Legal Director - Lucas
                  Electrical and Electronic Systems; and

          13.1.2 in the case of the Purchaser - Prestolite Electric Incorporated, 2100 Commonwealth Boulevard, Ann Arbor, MI48105, USA - attention Kim Packard.

    13.2 Any notice will be deemed well served on the party to whom it is addressed if it be served personally or by courier delivery addressed to such party at its address for service and service shall be deemed to be effective upon such personal or courier delivery taking place.

    13.3 Any notices or statements to be served pursuant to this Agreement may be sent by facsimile process:

          13.3.1 in the case of notices to the Vendor to the Legal Director - Lucas Electrical and Electronic Systems; fax 0121 627 4420 or to such other fax number as may be notified to the Purchaser for the purposes of this clause 13.3; and

          13.3.2  in the case of notices to the Purchaser to Kim Packard; fax
                  (313) 913-6655 or to such other fax number as may be notified to the Vendor for the purposes of this clause 13.3.2;

    13.4 Any notice or statement so sent by facsimile process shall be deemed to have been served at the expiration of 2 hours after the time of despatch if despatched before 3.00 pm (local time at the place of destination) on any Business Day and in any other case at 10.00 am (local time at the place of destination) on the Business Day following the date of despatch provided that it is followed by a hard copy of the notice or statement served on the recipient in accordance with clause 13.2.

14.  Costs
----------

    Save as otherwise provided herein each party hereto shall bear its own costs and expenses in connection with this Agreement and the negotiations leading thereto.

15.  Survival of Certain Provisions
-----------------------------------

    This Agreement shall remain in force and effect after the Completion Date in respect of any matters covenants or conditions which shall not have been done observed or performed prior thereto and all representations warranties obligations of and indemnities given by the parties shall (except for any obligations fully performed) continue in full force and effect notwithstanding Completion.

16.  Announcements
------------------

    No announcement concerning the transactions contemplated by this Agreement or any matter ancillary to it and no disclosure of the terms of this Agreement shall (save as required by law or the regulations of the London Stock Exchange or the New York Stock Exchange) be made by any party except with the prior written approval of the

    Vendor and the Purchaser. The Vendor and the Purchaser agree to procure that each of their respective advisers and representatives complies with the provisions of this clause as if such person were party to this Agreement.

17.  Counterparts
-----------------

    This Agreement and any other documents to be entered into in accordance with its terms may be executed in any number of counterparts and by the several parties hereto on separate counterparts each of which when so executed and delivered shall be an original but all the counterparts shall together constitute one document.

18.  General
------------

    18.1 This Agreement will be binding on and will enure for the benefit of each party's successors and assigns (as the case may be).

    18.2 The parties agree that they will do all such acts and things and execute all such documents as may be required on or subsequent to Completion to vest in the Purchaser legal and beneficial ownership of the Shares in accordance with this Agreement and otherwise to give effect to its terms.

    18.3 Save as otherwise expressly contemplated by this Agreement the rights and remedies expressly provided for by this Agreement will not exclude any rights or remedies provided by law.

    18.4 The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement shall be governed by the laws of the Republic of South Africa . The High Court of South Africa and the English Courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

    18.5 The Purchaser agrees and acknowledges that the Purchaser shall be responsible for all and any stamp duty payable in respect of the sale of the Shares hereunder.

    18.6 Any claim which may be made under this Agreement shall be made in (Pounds)sterling. Where any amount the subject matter of the claim is in South African Rand, the amount shall be converted into (Pounds)sterling at the exchange rate prevailing at the date on which the claim is made.

    18.7 Where and to the extent that the Purchaser or any Group Member is entitled to make a claim under this Agreement whether under the Warranties the Indemnities or otherwise the loss or damage in respect of which any such claim may be made shall be limited to direct loss or damage to the intent and effect that indirect loss or damage (including consequential loss or damage) shall be irrecoverable.

    18.8 Where under this agreement the Vendor is liable to indemnify a Group Member and any payment to be made by the Vendor under the indemnity is taxable in the hands of such Group Member then in those circumstances the Vendor shall pay to the Purchaser a sum equal to the amount of the liability to the Group Member (before any upwards adjustment in respect of any taxation payable by the Group Member) and the Purchaser and the Group Member in question shall accept the same in satisfaction of the claim in question.

19.  Shared IP
--------------

    19.1 In relation to any Shared IP the Vendor shall procure that the member of Lucas Group which is the owner of such Shared IP shall on or as soon after Completion as shall be reasonably practicable grant to such Group Member as uses the Shared IP a fully paid up licence in respect of all and any such Shared IP to use and exploit the same for its remaining life (where the same may in time expire) and otherwise without limit in point of time but subject to the provisions of clause
          19.4 and otherwise on terms that:-

          19.1.1 such licence shall be non-exclusive, non-transferable (other than to a successor in title to the business of the Group Member), irrevocable, royalty-free and worldwide;

          19.1.2 such Group Member may, in relation to the business carried on by such Group Member, sub-licence any such Shared IP to any member of the Purchaser's Group for so long as such licensee remains a member of the Purchaser's Group;

          19.1.3 if the Group Member (or any member of the Purchaser's Group) wishes to sub-licence any such Shared IP to a party outside the Purchaser's Group in relation to the business carried on by such Group member, it may only do so with the consent of the Vendor (such consent not to be unreasonably withheld).

    19.2 Any actions against any third party for infringement of any Shared IP shall be a matter for the Vendor on behalf of the member of the Lucas Group being the owner thereof provided that the Purchaser and/or the appropriate Group Member shall render such assistance (at the Vendor's or other member of the Lucas Group's expense) as the Vendor on behalf of such member of the Lucas Group may reasonably require for the purpose of bringing such action. If the Purchaser shall agree in writing to share in the costs of any such action (but not otherwise), the Purchaser shall be entitled to a corresponding share of any damages or other compensation received. If the Vendor decides not to take or within a reasonable time fails itself to take infringement proceedings after written request by the Purchaser, the Purchaser and/or the appropriate Group Member shall be free to do so in its own name and the Vendor shall (at the Purchaser's request and expense) render such assistance as the Purchaser and/or the appropriate Group Member may reasonably require (including subject to being appropriately indemnified by the Purchaser against costs and any other damages or awards lending its name) for the purpose of bringing such proceedings.

    19.3 If the Vendor wishes to cease the prosecution or maintenance of any Shared IP which is registered or the subject of a pending application, it shall first give timely notice to the Purchaser offering to transfer to the Purchaser and/or the appropriate Group Member the Shared IP in question. If such offer is accepted, the parties shall effect appropriate transfer documentation. Alternatively, if such offer is not accepted within 7 days, the Vendor shall be at liberty to cease such prosecution or maintenance and to abandon the registration of relevant intellectual property.

    19.4 The licence in respect of shared IP granted by this clause 19 shall automatically determine and be of no further force or effect if at any time:

          19.4.1 the business which enjoys the benefit of such licence (or any part of such licence) or to which such licence (or part of such licence) shall have been assigned or sub-licensed; or

          19.4.2 the corporate entity which owns (whether directly or indirectly) the business which enjoys the benefit of such licence (or any part of such licence) or to which such licence (or part of such licence) shall have been assigned or sub-licensed shall be or become part of a group of companies of which a Lucas Competitor forms part or in which a Lucas Competitor is interested whether directly or indirectly.

    19.5 For the avoidance of doubt, this clause 19 shall not permit the Purchaser or any Group Member to sub-licence or assign the Shared IP or any part thereof to any Lucas Competitor.

20.  Assignment
---------------

    20.1 This Agreement shall not be assignable by either the Vendor or the Purchaser without the prior written consent of the other (which consent shall not be unreasonably withheld in the case of an internal group reorganisation (without insolvency) intended to be made by either the Vendor or the Purchaser provided always that any assignee shall be a person of similar substance and standing as the assignor or a suitable guarantee shall be provided). In cases where the assignee of this Agreement is a member of the Lucas Group upon then ceasing to be a member of the Lucas Group the Vendor shall procure that such assignee shall, and such assignee shall be obliged to re-assign this Agreement to the Vendor. In cases where the assignee of this Agreement is a member of the Purchaser's Group then upon ceasing to be a member of the Purchaser's Group the Purchaser shall procure that such assignee shall, and such assignee shall be obliged to re-assign this Agreement to the Purchaser.

    20.2 The benefit (and not the burden) of this Agreement may be assigned by the Purchaser way of security to any provider of secured financing to any member of the Purchaser's Group.

                                  SCHEDULE 3
                                  ----------
                                The Warranties
                                --------------



1.
----

1.  INTERPRETATION
------------------

    1.1  In this Schedule 3 the following expressions have the following
                 ==========
         meanings:-

       Expression                            Meaning
       ----------                            -------

       "the Accounting Date"                 31st January 1997

       "the Accounts"                        The audited accounts of each Group
                                             Member, including in the case of
                                             the Company its audited
                                             consolidated accounts, for the
                                             financial year which ended on the
                                             Accounting Date, comprising in each
                                             case a balance sheet, a profit and
                                             loss account, notes and directors'
                                             and auditors' reports

       "Company"                             Notwithstanding the definition
                                             contained in clause 1, each company
                                             individually details of which are
                                             set out in Schedule 1 as if the
                                             Warranties were set out in full in
                                             respect of each such company
                                             provided that where used other than
                                             in this Schedule "Company" shall
                                             have the meaning given in clause 1

       "Contract"                            Any agreement, arrangement or
                                             understanding which is legally
                                             binding.

       "Intellectual Property Rights"        Patents, trade marks, service
                                             marks, registered
                                             designs, design rights, copyright,
                                             know how and all other intellectual
                                             property (of whatever nature) and
                                             any applications for the
                                             registration of the same

       "Stock"                               Stocks of the Company

       "Taxation"                            (a) Any tax, duty, impost or levy,
                                             past or present, anywhere in the
                                             world, whether governmental, state,
                                             provincial, local governmental or
                                             municipal, and

                                             (b) Any fine, penalty, surcharge,
                                             interest or other imposition
                                             relating to any tax, duty, impost
                                             or levy mentioned in paragraph (a)
                                             of this definition or to any
                                             account, record, form, return or
                                             computation required to be kept,
                                             preserved, maintained or submitted
                                             to any person for the purposes of
                                             any such tax, duty, impost or levy

       "Taxation Authority"                  Any authority, anywhere in the
                                             world, competent to impose, assess
                                             or collect Taxation,

       "Taxation Statute"                    Any statute (and all regulations
                                             and other documents having the
                                             force of law under such statute)
                                             published, enacted, issued or
                                             coming into force on or before the
                                             date of this Agreement relating to
                                             Taxation

    1.2 References in this Agreement to statutes or any statutory provision shall include any statutory modification, re-enactment or extension thereof for the time being in force and any orders, regulations, instruments or other subordinate legislation made thereunder provided always that this shall not operate to increase the liability of the parties hereunder.

    1.3 Where any of the Warranties is qualified by words such as "the Vendor is not aware" or "the Vendor believes" or "to the best of the Vendor's knowledge" or any similar qualification, the Vendor's awareness or belief or knowledge shall be determined by reference only to the awareness or belief or knowledge of the persons whose names are listed in the left hand column below and whose position is stated opposite his name in the right hand column below, of whom enquiry has been made by the Vendor and the Vendor shall not be liable for breach of warranty should the fact or circumstance which would otherwise be a breach of the Warranties be known to any other employee or officer of any member of the Lucas Group.

         Name of Person              Position Held

         P Almond                    Legal Director - Lucas Electrical and Electronic Systems

         E Earle                     Group Property Manager

         S Lockwood                  Group Patents Manager

         C Long-Leather              Programme Director-Business Development

         John Longstaff-Tyrrell      Divestment Project Manager - South Africa

         Anthony Dixon-Seager        Managing Director

         John Jenkins                Finance Manager

         M J McKiernan               Group Director - Health Safety and Environment

    1.4 In relation to any of the Warranties which are qualified by reference to materiality, the materiality of any matter which may constitute a breach of any such Warranty shall be determined by reference to and in the context of the business of the Group.

2.  SCHEDULE 1 CAPITAL
----------------------

    2.1 The information contained in Schedule 1 is complete and accurate in all respects. Lucas Holdings SA (Pty) Limited is a holding company and does not carry on any trade or business. Holdings has no liabilities not reflected in its unconsolidated accounts prepared as at the Accounting Date except as would not have a material adverse effect on Holdings.

    2.2 The Shares and the shares of the Group Members (other than the Company) shown in Schedule 1 Part 2 are in issue fully paid and are beneficially owned and registered as set out in Schedule 1 free from any third party right.

    2.3 No Contract has been entered into which requires or may require the Company to allot or issue any share or loan capital.

    2.4 The Company has no interest in the share capital of any body corporate save as specified in Schedule 1 Part 2..

    2.5 The Vendor is entitled and able to give free and unencumbered title to the Shares to the Purchaser.

    2.6 No person has any right (including, inter alia, any option or right of first refusal) to acquire any of the Shares in the Company.

    2.7 Regarding Group Members other than Lucas Holdings South Africa (Proprietary) Limited ("Holdings"):

         2.7.1 Holdings is the sole beneficial owner of the entire issued share capital of Lucas Automotive (Proprietary) Limited ("Automotive") and Automotive is the sole beneficial owner of the entire issued share capital of Lucas Properties (Proprietary) Limited ("Properties");

         2.7.2 Holdings has free and unencumbered title to the entire issued share capital of Automotive and Automotive has free and unencumbered title to the entire issued share capital of Properties;

         2.7.3 no person has any right to acquire any of the issued share capital in either Automotive or Properties; and

         2.7.4  Holdings, Automotive and Properties are the only Group Members.

3.  ACCOUNTS
------------

    The Accounts:-

    3.1 comply with all material legal requirements which relate to their preparation and have been prepared in accordance with all applicable accounting standards and with the provisions of the Companies Act Number 61 of 1973 as amended;

    3.2 have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of the Company for each of the financial years ended on 31 July 1995 and 31 July 1996 and for the six month period ended on the Accounting Date;

    3.3 fairly present the financial position of the Company at the Accounting Date and the results of their operations for the six months then ended.

    3.4 are not affected (except as disclosed in the Accounts) by any extraordinary or exceptional item.

4.  ORGANISATION
----------------

    The Vendor is entitled, and has all requisite corporate power and authority, to enter into and complete the Agreement and the signature, execution and performance of the Agreement and all documents ancillary to it have been duly authorised by all necessary acts of the Vendor and its board of directors.

ASSETS
------

5.  Unencumbered title
----------------------

    Each asset reflected in the Accounts (save for current assets disposed of by the Company in the ordinary course of its business since the Accounting
    Date) and each asset treated as an asset of the Company and/or used by the Company at the date of this Agreement is in the legal and beneficial ownership of the Company, free from any third party right and from any Contract to grant the same;

6.  Debtors
-----------

    The Company has not factored or discounted any debt or agreed to do so.

7.  Stock
---------

    So far as the Vendor is aware, the Stock taken as a whole is sufficient for the normal requirements of the Company and taken as a whole is at its normal level and having regard to current orders and those orders reasonably anticipated from customers of the Company

8.  Property
------------

    8.1 The particulars of the Property shown in Schedule 2 (including in the case of registered land the class of title and title number) are true, complete and correct. The use of the Property for the purpose stated in
         Schedule 2 corresponds to the use to which it is in fact put.

    8.2 The Company is not in occupation of or entitled to any estate or interest in any land or premises save the Property.

    8.3 The Property is not subject to any mortgage bond, lease, lien or other encumbrance of any nature whatever, save as set out in the title deed to the Property;

    8.4 So far as the Vendor is aware all buildings and improvements on the Property comply in all material respects with all applicable town planning schemes, by-laws, regulations, legislation and properly approved building plans as well as the conditions of title under which the Property is held;

9.  Intellectual Property Rights
--------------------------------

    9.1 The Company has no interest in any Intellectual Property Rights in South Africa relating to starters and alternators which is registered or for which registration is pending save for the Intellectual Property Rights details of which are given in the Disclosure Letter.

    9.2 So far as the Vendor is aware the Company will be able to continue to use in South Africa, Namibia, Botswana and Swaziland all Intellectual Property Rights (relating to starters and alternators) which it uses at the date of this Agreement).

    9.3 So far as the Vendor is aware none of the goods and/or services supplied in the course of the business carried on by the Company or any of the processes employed in such business or any other aspect of the carrying on of such business infringes any intellectual property rights of any nature of any third party

    9.4 So far as the Vendor is aware no person is currently infringing any of the Intellectual Property Rights details of which are given in the Disclosure Letter.

    9.5 The Company has not entered into any subsisting licence with any person under which:-

         9.5.1 the Company licenses any of the Intellectual Property Rights to that person; or

         9.5.2 that person licenses any intellectual property rights to the Company for the purpose of the business carried on by the Company.

EMPLOYEES
---------

10.  Remuneration and employees
-------------------------------

    10.1 The particulars contained in the Schedule annexed to the Disclosure Letter relating to the employees of the Company are true and accurate.

    10.2  The Company  is not under any contractual obligation:-

          10.2.1 to make any increase in the rates of remuneration of or other similar payment to any of such employees;

          10.2.2 to make any change in the terms and conditions of employment of any such employees.

    10.3 The Disclosure Letter discloses all material agreements or arrangements with trades unions, staff associations or other associations of employees relating to the employees of the Company.

    10.4 The written contracts of employment of those employees who constitute the executive committee of the Company are annexed to the Disclosure Letter. In relation to all other employees of the Company a pro forma pack incorporating standard form statements of particulars of employment and other written statements of employment benefits is annexed to the Disclosure Letter, the salary or wages of such other employees being shown in the Schedule referred to in paragraph 10.1 above.

    10.5 No employee of the Company employed in a managerial or senior technical or senior sales position has given or has been given notice to terminate his employment.

    10.6 There are no loans outstanding from the Company, the Vendor or any other member of the Lucas Group to any employee of the Company or from any of such employees to the Vendor, the Company or any other member of the Lucas Group.

11.  Pensions
-------------

    There has not been any breach by any or all of the members of the committee of management and/or board of the Lucas Automotive Pension Fund ("the Fund") of any of:-

    11.1  the provisions of the Pension Funds Act 24 of 1956, as amended;

    11.2  the rules of the Fund; and/or

    11.3 their respective fiduciary and/or other duties at common law in respect of the Fund;

    which has had a material adverse effect on any Group Member.

CONTRACTS
---------

12.  Insurance
--------------

    12.1 Brief particulars of all the Company's insurances are set out in the Disclosure Letter.

    12.2 There is no insurance claim made by the Company pending or outstanding.

    12.3 All such policies are currently in full force and effect and neither the Company nor Vendor has received any notice of cancellations with respect to any of the policies. All premiums due and payable on such policies have been paid. Neither the Company nor the Vendor is a co-insurer under any of the terms of any such insurance policy.

    12.4 The Company has not been refused any insurance otherwise available to comparable companies in the same industry in South Africa related to its assets and/or business by any insurance carrier during the last five (5) years.

13.  Material Contracts
-----------------------

    13.1 For the purposes of this paragraph 13 a "Material Contract" means a contract relating to or affecting the Company which has been entered into by the Company, is still subsisting and which satisfies any one of the following criteria:

          13.1.1 during the life of the contract will require, or is anticipated to require, any party to it to pay to the other party or parties:

                  13.1.1.1  in excess of R1,000,000 in any one year; or

                  13.1.1.2 in aggregate in excess of R1,000,000 and such contract is not also a blanket purchase and sale order.

          13.1.2 the contract cannot be terminated without cause or penalty by any party to it during the period of six months immediately following Completion;

          13.1.3  it is a lease relating to immovable property.

    13.2 All Material Contracts are referred to or listed in and annexed to the Disclosure Letter. The Material Contracts are, so far as the Vendor is aware, in full force and effect in accordance with their terms and, so far as the Vendor is aware, the Company is not in breach of any such Material Contracts where such breach is reasonably likely to have a material and adverse effect on the Group.

    13.3 The Company is not a party to any of the following contracts which are not Material Contracts:

          13.3.1 any partnership, joint venture, consortium, joint development or similar contract relating to the Company;

          13.3.2 any contract requiring the Company to pay any royalty, commission or like payment in relation to its business;

          13.3.3 any contract for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given by or to the Company dependent on the level of purchases or any other criteria;

          13.3.4  any agency or distributorship agreement.

    13.4 None of the Material Contracts has been entered into other than on an arm's length basis save those made with the Vendor or another member of the Lucas Group . The extent to which any such Contract is not on terms similar to those that could be expected to have been agreed with an unaffiliated third party are set out in the Disclosure Letter.

    13.5 The Vendor is not aware of the invalidity of or grounds for rescission, termination, cancellation or repudiation of any agreement to which the Company is party

    13.6  The Disclosure Letter lists:

          13.6.1 the top five suppliers (a "Major Supplier") by value (net invoice value) to the Company in the nine months immediately following the Accounting Date; and

          13.6.2 those customers (a "Major Customer") who have purchased from the Company in any of the two and a half years which immediately preceded the Accounting Date goods and services having a net invoice sales value of at least R1 million per annum.

    13.7 The assets of the Company are not subject to any hire purchase agreement, lease, pledge, mortgage, lien, notarial bond or other right in favour of any third person;

COMPLIANCE; DISPUTES
--------------------

14.  Company law matters and general compliance
-----------------------------------------------

    14.1 Compliance has been made with all legal requirements in connection with the formation of the Company and all issues and grants of shares or other securities of the Company.

    14.2 The copy of the memorandum and articles of association of the Company enclosed with the Disclosure Letter is true and complete.

    14.3 So far as the Vendor is aware the Company has conducted its business in accordance with all laws and regulations of the Republic of South Africa and the laws of such other jurisdictions which are applicable to the Company and its activities except where non compliance would not have a material and adverse effect on the Company

    14.4 So far as the Vendor is aware, there is not pending, or in existence, any investigation or enquiry which is known to the Vendor by, or on behalf of, any governmental or other body in respect of the affairs of the Company.

15.  Litigation
---------------

    15.1 Neither the Company nor any person for whose acts or defaults it may be liable is involved (whether as plaintiff, defendant or any other party) in, nor is the Vendor aware of any facts, matters or circumstances which could reasonably be expected to give rise to any income tax appeals, civil, criminal, tribunal or arbitration proceedings.

    15.2 There is no unsatisfied judgment or unfulfilled order outstanding against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

16.  Default
------------

    So far as the Vendor is aware the Company is not in breach of any Material Contract to which it is a party, and no other party to any such Material Contract is in breach of it where in either such event such breach is material in the context of the business of the Group taken as a whole.

17.  EVENTS SINCE THE ACCOUNTING DATE
-------------------------------------

    Since the Accounting Date so far as the Vendor is aware:6

    17.1 the Company has not acquired, or agreed to acquire, any single asset having a value in excess of R 100,000 or assets having an aggregate value in excess of R 500,000;

    17.2 the Company has not disposed of, or agreed to dispose of, any asset other than completed product offered for sale by the Company in the ordinary course of business;

    17.3 the trade and business of the Company has been carried on in the ordinary and normal course and in accordance with the trading style presently adopted by it; and

    17.4  no dividends have been paid.

18.  EFFECTS OF AGREEMENT
-------------------------

    The execution, delivery and performance of this Agreement by the Vendor does not:-

    18.1 violate, conflict with or result in the breach of any provision of the memorandum or articles of association of the Vendor;

    18.2  violate any law to which the Vendor is subject; or

    18.3 constitute a breach of, or give any other party to a Material Contract the right to terminate the same

TAXATION
--------

19.  Returns and disputes
-------------------------

    19.1 All notices, returns, computations, registrations and payments which should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date.

    19.2 The Company is not involved in any dispute with any Taxation Authority which is material and which concerns any matter which is reasonably likely to affect in any way the liability of the Company to Taxation.

    19.3 So far as the Vendor is aware the Taxation affairs of the Company are not the subject of any investigation or enquiry by any Taxation Authority (other than routine questions).

    19.4 All stamp duty in terms of the Stamp Duties Act, 1968, as amended (from which no exemption is applicable) has been paid in respect of the Shares;

    19.5 Between the incorporation of the Company and the date of Completion, the Company has not made an award of any capitalisation or bonus shares;

    19.6 Between the incorporation of the Company and the date of Completion, the Company has not transferred any amount from reserves (excluding any share premium account) or profits to its stated capital, share capital or share premium account;

    19.7 The Company is not party to any agreement with the Commissioner for Inland Revenue of the nature referred to in section 24A of the Income Tax Act, 1962;

    19.8 The Vendor has disclosed in writing to the Purchaser all material written queries of a non routine nature addressed to the Company or any of its representatives by any tax official and the replies thereto, as well as all material details of any tax objections lodged by the Company and which have not been fully disposed of.

20.

    20.1 the Company is incorporated as a private company with limited liability according to the laws of the Republic of South Africa;

    20.2 no steps in terms of section 73 of the Companies Act are pending or contemplated in respect of the Company;

    20.3 all of the issued shares in the capital of the Company are of one class and rank pari passu with each other;

    20.4 the Company is not under any obligation (whether contingently upon the exercise of any right or otherwise) and no resolution has been passed since the Accounting Date requiring the Company to increase or to reduce its authorised or issued share capital or to vary any of the rights attaching to the issued shares;

    20.5 the Company is not obliged to alter the memorandum or articles of association of the Company or to create or to issue any debentures;

    20.6 so far as the Vendor is aware, no person has any right to obtain an order for the rectification of the register of members of the Company;

    20.7 so far as the Vendor is aware, the Company's books and records have been maintained in all material respects according to law;

    20.8 so far as the Vendor is aware no person has any right (including inter alia, any option or right of first refusal) to purchase any of the assets of the Company other than its merchandise in the ordinary course of business;

    20.9 the Company is not liable, whether contingently or otherwise and whether as surety, co-principal debtor, guarantor or indemnifier, for the liabilities of any third party;

    20.10 no employee of the Company is entitled to any exceptional leave privilege, accumulated leave, payment in lieu of leave, pension or the like.

21.  Supplier Agreement
-----------------------

    In the warranties which follow, the expression "the Company" means Lucas Automotive (Pty) Limited, the expression "the Supply Agreement" means the South African Supply Agreement to be entered into at Completion between Lucas Limited (1) and the Company (2) and the expression 'Lucas' means Lucas Limited.

    21.1  The minimum off-take quantities and lead times specified in Schedule 2
          Part 1 to the Supply Agreement have been applicable in relation to orders by Lucas during the 12 months prior to Completion.

    21.2 During the 12 months prior to Completion the Company has been labelling Lucas Branded Products in accordance with Lucas specification 06021188.

    21.3 The Company has supplied Lucas with Lucas Branded Products during the past 9 months boxed in accordance with Lucas packaging standards manual XXB201A and all Lucas Branded products documentation and packaging has during such period been and is at the Completion Date in line with Lucas' supplier guide for local presentation and documentation XXB425.

    21.4 Each type of Lucas Branded Product is at the Completion Date and has during the 12 months prior to that been supplied in accordance with the technical specification as defined in the Lucas Parts Acceptance Specification (PAS) current and in force at the Completion Date.

                                  SCHEDULE 4
                                  ----------
                           The Accounting Principles
                           -------------------------

1.  STOCK
---------

    1.1  Definition

         .    Stocks comprise:

              -  goods or other assets purchased for resale

              - raw materials and components purchased for incorporation into products for sale

              -  products in intermediate stages of completion

              -  finished goods

              -  consumable goods

    1.2  Physical Stock Count

         . A full physical stock count is conducted twice during each financial year and will, unless the parties agree to the contrary be undertaken at Completion.
              Certificates must be obtained for all stocks held by third parties, including subcontractors.

    1.3  Valuation

         Policy

         .    Stocks are valued at the lower of cost and net realisable value.

         Definition

         . Cost - that expenditure which has been incurred in the normal course of business in bringing the product to its present location and condition.

         . Cost of Purchase - comprises purchase price including import duties, transport and handling costs and any other directly attributable costs, less trade discounts, rebates and subsidies.

         .    Costs of Conversion - comprises:

              - costs specifically attributable to units of production e.g. direct labour, direct expenses and subcontractor work

              -  production overheads

              - other overheads attributable in the particular circumstances of the business to bringing the product to its present location and condition

         . Production Overheads - overheads incurred in respect of materials, labours for production based on the normal level of activity notwithstanding that they may accrue wholly or partly on a time basis.

         . Net Realisable Value - the actual or estimated selling price net of trade but before settlement discounts, less all further costs to completion and all costs to be incurred in marketing, selling and distributing.

         Determination of Cost

         . The gross valuation must include all goods in stock and will be based on cost, any diminution due to obsolescence and other causes being dealt with separately by way of provisions. Gross cost will be arrived at by using standard costing methods. Standard costs will be brought up-to-date shortly before the year end. The valuation must be modified to recognize the true cost of stock as required by SSAP9, adjustments would be made for normal scrap, price variations etc.

         . Work-in-Progress - the cost will be that appropriate to the last completed operation, plus the value of any materials or components to be used during the next operation(s) which have not been returned to store.

         . Absorption of Overheads - overheads to be included in stock must be allocated, according to SSAP9, on the basis of a normal level of activity which should be established with reference to the budgeted level of production for the current year and the level of activity achieved in previous years. Abnormal costs such as the cost of excess facilities will be charged to profit as incurred.

         Provisions

         . The purpose of provisions is to reduce the stock valuation to the lower of cost and net realisable value.

         . Inactive stock - all stock where no sales have been recorded during the previous twelve months are inactive stocks, these will be provided for in full. The only exception being where stock has been deliberately accumulated in anticipation of the introduction of a new product or model, or new legislation. In this case the stock will be measured against the expected future demand and any excess provided for.

         . Excess stock - a provision will be made for stocks which have moved during the preceding year but which are excessive in relation to the expected demand for the coming year.

         . Defective stock - where goods are accepted from suppliers on partial inspection only, a provision will be made for defective and perishable items not revealed by the initial check. The amount should be recalculated each year.

         . Overvaluation - in any case where the net stock value exceeds the net realisable value the difference must be provided for.

         . The full provision rule for inactive/excess stock may be varied where there is a reasonable degree of certainty that any stock which is unprovided for will be sold in the foreseeable future.

         . The provision for excess stocks purchased from Hitachi shall not exceed R1,200,000.

2.  DEBTORS
-----------

    2.1  Trade Debtors

         . Trade debtors comprise all amounts due from external customers in respect of goods sold and services provided in the ordinary course of business. VAT and similar taxes on turnover invoiced to customers should be included in the outstanding balance for each debtor.

2.2  Provisions

         . The provision for doubtful debts will consist of those debts considered to be at risk at any point in time. A specific provision will be created where:

              -  the customer is in receivership/administration

              -  there is specific knowledge which indicates payment is unlikely

              - the debt is long overdue compared to the normal collection cycle of the business

         . The provision for credit notes will be made for credits which are likely to be given to customers in respect of alleged shortages, goods damaged or not in accordance with the order and any other items in dispute.

    2.3  Prepayments and Accrued Income

         . Prepayments consisting of the unexpired portion of payments made in respect of time related expenses will be included on the balance sheet.

         . Accrued income consisting of income relating to the current period but not receivable in cash until after the balance sheet date will be included on the balance sheet.

    2.4  Other Debtors

         . Other debtors comprise all amounts falling outside the definition of trade debtors and shall be included on the balance sheet to the extent to which they are determined as recoverable.

3.  CREDITORS
-------------

    3.1  Trade Creditors

         . Trade creditors comprise all amounts due to external suppliers in respect of goods purchased and services provided in the ordinary course of business. Provision must be made for goods and services received for which invoices have not been received by the balance sheet date.

    3.2  Accruals and Deferred Income

         . Accruals consist of the amounts payable in respect of benefits received up to the balance sheet date, generally on a time apportioned basis. An accrual is made for outstanding annual holiday entitlement and bonus for all employees.

         . Deferred income comprises that part of monies received at the date of the balance sheet which relates to a later period.

    3.3  Warranty Provisions

         .    A fixed general warranty provision is maintained.

         . An additional specific provision will be created for known faults peculiar to identified products whose rate of occurrence can be reasonably estimated.

    3.4  Contingent Liabilities

         . Contingent liabilities are only provided for if it is both probable that a liability will occur and the amount is either known or can be estimated with accuracy.

4.  PROFIT AND LOSS ACCOUNT
---------------------------

    4.1  Maintenance Stocks

         . Expenditure on plant and machine spares is written off as incurred.

    4.2  Tooling

         . Expenditure on tooling, tool materials and in-house tool making costing less than R1000 is written off as incurred.

    4.3  Research and Development

         . Expenditure on research and development, other than that which is specifically recoverable under contract, is written off as incurred.

5.  PENSIONS
------------

         . No provision is made in respect of the Lucas Automotive Pension Fund on the basis that the Group is enjoying a contributions holiday, which is expected to continue until the year 2001.

                                  SCHEDULE 5
                                  ----------
                                   PRO-FORMA
                                   ---------


Estimated Position as at November 1997

                                                        South Africa
                                                        ------------
                                                        R000's
                                                        ------
                                                        4.55
                                                        ----
Assets
------
Current Assets
   Cash                                                  XXX
   Accounts receivable                                   XXX
   Other receivables                                     XXX
   Inventories                                           XXX
   Tooling                                               XXX
   Prepaid and other assets                              XXX
                                                        ---------
Total current assets                                     XXX
                                                        ---------
Investments                                              XXX
Property, plant and equipment


                                                        ---------
Total assets                                             XXX
                                                        ---------
Liabilities and shareholders' equity
Current liabilities
   Borrowings
   Accounts payable                                      XXX
   Accrued liabilities                                   XXX



   Accrued royalties payable to Lucas                    XXX
                                                        ---------
Total current liabilities                                XXX
                                                        ---------
   Other liabilities
   Long-term debt
   New Credit Facility
   Provision
   Long Term Operation Liabilities
   Capital Lease

Deferred compensation
Other loans - external
Other loans - Lucas                                      XXX

Shareholders' equity
   Common stock                                          XXX
   Additional paid-in capital
   Divisional equity
   Retained earnings (deficit)                           XXX
   Revaluation reserve                                   XXX
   Other reserves                                        XXX
                                                        ---------
Total shareholders' equity                               XXX
                                                        ---------
                                                        ---------
Total liabilities and shareholders' equity               XXX
                                                        ---------

NOTES
-----
South Africa
------------
1.  Provisions for Hitachi stock of R1.2M has been included in above figures

2.  No corporation tax reserve created - possibly a small liability will exist

3. The above Lucas loans have been adjusted to reflect repayment of R521K loan from Lucas Namibia - actual repayment expected first week in December (dependent on Namibian exchange controls approval)

4. Figures adjusted to reflect payment of R3.0M dividend as agreed with the Purchaser


Fixed Assets (excluding Tooling)
--------------------------------

                                                         South Africa
                                                         R000's
                                                         4.55
NBV at September (actual)                                XXX
October - additions                                      XXX
   - disposals
   - depreciation                                        XXX
                                                        ---------
NBV at October (actual)                                  XXX
November - additions                                     XXX
   - disposals
   - depreciation                                        XXX
                                                        ---------
Forecast NBV at November                                 XXX
15 December - additions                                  XXX
   - disposals
   - depreciation                                        XXX
                                                        ---------
Forecast NBV at 15 December                              XXX
                                                        ---------


Tooling
-------

NBV at September (actual)                                XXX
October - additions                                      XXX
   - disposals
   - depreciation                                        XXX
                                                        ---------
NBV at October (actual)                                  XXX
November - additions                                     XXX
   - disposals
   - depreciation                                        XXX
                                                        ---------
Forecast NBV at November                                 XXX
15 December - additions                                  XXX
   - disposals
   - depreciation                                        XXX
                                                        ---------
Forecast NBV at 15 December                              XXX
                                                        ---------

SIGNED by CHRIS LONG-LEATHER   )
as duly authorised attorney    )  /s/ Chris Long-Leather
for and on behalf of           )  ----------------------
LUCAS INDUSTRIES PLC           )

                                  Chris Long-Leather as attorney of Lucas
                                  Industries plc


PRESTOLITE ELECTRIC INCORPORATED

By: /s/ P. Kim Packard
    ------------------

Name: P. Kim Packard

Title: President


By: /s/ Kenneth C. Cornelius
    ------------------------

Name: Kenneth C. Cornelius

Title: Vice President